Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 13, 2020
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports 2019 Preliminary
Unaudited Financial Results and Fourth Quarter 2019 Dividend

2019 Summary Financial Results

•	Net income totaled $384 million, a decrease of $76 million from the same period last year.

•	Net interest income totaled $576 million, a decrease of $59 million from the same period last year.

•	Balance sheet changes from December 31, 2018 were:

◦	Assets totaled $129.6 billion, a decrease of $16.9 billion.

◦	Advances totaled $80.4 billion, a decrease of $26.0 billion.

◦	Investments totaled $38.5 billion, an increase of $6.7 billion.

◦	Capital totaled $6.7 billion, a decrease of $0.8 billion.

◦	Retained earnings totaled $2.2 billion, an increase of $0.1 billion.

◦	Regulatory capital ratio was 5.31 percent, an increase from 5.27 percent.

Fourth Quarter 2019 Financial and Business Highlights

•	Net income totaled $96 million, a decrease of $4 million from the same period last year.

•	Net interest income totaled $141 million, a decrease of $14 million from the same period last year.

•	Advances of $80.4 billion were outstanding to 698 members, housing associates, and former members, of which 49 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $9.3 billion were outstanding of which $911 million were purchased from 164 members during the fourth quarter.

•	Mortgage loans of $578 million were delivered by members during the quarter through the MPF Xtra, MPF Direct, and MPF Government MBS programs.

•	Letters of credit of $10.2 billion were outstanding.

•	Paid $65 million of cash dividends at an effective combined annualized dividend rate of 5.18 percent during the fourth quarter.

•	Accrued $11 million for use in the Bank’s Affordable Housing Program (AHP), bringing the year-to-date total to $44 million.

2019 Financial Results Discussion

Net Income - The Bank recorded net income of $384 million in 2019 compared to $460 million in 2018. The $76 million decline in the Bank’s net income during 2019 was primarily driven by lower net interest income and an increase in other expense.

Net Interest Income - The Bank’s net interest income totaled $576 million in 2019 compared to $635 million in 2018. The $59 million decline in net interest income was primarily due to lower average advance volumes and a decrease in net interest margin. The Bank’s net interest margin was 0.42 percent during 2019 compared to 0.43 percent during 2018. The decrease in net interest margin was primarily attributable to lower asset liability spreads.

Other Income (Loss) - During both 2019 and 2018, the Bank recorded other income of $20 million. Other income (loss) was primarily impacted by net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities.

Other Expense - Other expense totaled $168 million for 2019 compared to $142 million for 2018. The $26 million increase in other expense was primarily due to an increase in professional fees.

Assets - The Bank’s total assets decreased to $129.6 billion at December 31, 2019, from $146.5 billion at December 31, 2018, driven by a decrease in advances, partially offset by an increase in investments. Advances at December 31, 2019 decreased by $26.0 billion from advances at December 31, 2018 due primarily to a decrease in borrowings by large depository institution members. Investments increased $6.7 billion from December 31, 2018 due primarily to an increase in money market investments as a result of increased liquidity holdings at December 31, 2019.

Liabilities - The Bank’s total liabilities decreased to $122.9 billion at December 31, 2019, from $139.0 billion at December 31, 2018, driven by a decrease in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital decreased to $6.7 billion at December 31, 2019 from $7.5 billion at December 31, 2018, primarily due to a decrease in capital stock resulting from a decline in member activity. In addition, retained earnings increased due to net income, partially offset by dividends paid. The Bank’s regulatory capital ratio increased to 5.31 percent at December 31, 2019, from 5.27 percent at December 31, 2018 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the fourth quarter and full year 2019 are preliminary until the Bank announces audited financial results in the Bank’s 2019 Form 10-K with the Securities and Exchange Commission (SEC), expected to be available at www.fhlbdm.com and www.sec.gov on or before March 31, 2020.

Dividend

On February 12, 2020, the Bank’s Board of Directors approved a fourth quarter 2019 dividend at an annualized rate of 5.75 percent on activity-based stock and 3.25 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $61 million are expected to be paid on February 18, 2020. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 5.14 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on its level of activity with the Bank during the fourth quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	December 31,
Statements of Condition (dollars in millions)	2019	2018
Cash and due from banks	$1,029	$119
Investments	38,465	31,777
Advances	80,360	106,323
Mortgage loans held for portfolio, net	9,334	7,835
Total assets	129,603	146,515
Consolidated obligations	121,084	136,651
Mandatorily redeemable capital stock	206	255
Total liabilities	122,877	138,967
Capital stock - Class B putable	4,517	5,414
Retained earnings	2,165	2,050
Accumulated other comprehensive income (loss)	44	84
Total capital	6,726	7,548
Total regulatory capital[1]	6,888	7,719
Regulatory capital ratio	5.31%	5.27%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
Operating Results (dollars in millions)	2019	2018	2019	2018
Net interest income	$141	$155	$576	$635
Other income (loss):
Net gains (losses) on trading securities	(8)	18	28	(15)
Net gains (losses) on derivatives and hedging activities	10	(24)	(35)	19
Other, net	7	3	27	16
Total other income (loss)	9	(3)	20	20
Total other expense	43	41	168	142
Net income before assessments	107	111	428	513
Affordable Housing Program assessments	11	11	44	53
Net income	$96	$100	$384	$460
Performance Ratios
Net interest spread	0.33%	0.31%	0.29%	0.32%
Net interest margin	0.43	0.42	0.42	0.43
Return on average equity (annualized)	5.67	5.31	5.38	6.21
Return on average capital stock (annualized)	8.41	7.47	7.75	8.67
Return on average assets (annualized)	0.29	0.27	0.27	0.31

The selected financial data above is preliminary until the Bank announces audited financial results in the Bank’s 2019 Form 10-K expected to be filed on or about March 31, 2020 with the SEC. The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s 2019 Form 10-K.

###

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.